EXHIBIT 10.31
(Contract Period May 1, 2005 to December 31, 2005)
Contract With Eligible Medicare+Choice (M+C) Organization Pursuant to
sections 1851 through 1859 of the Social Security Act for the operation of a Medicare+Choice coordinated care plan(s)
Contract (P01307)
Between
Centers for Medicare & Medicaid Services (hereinafter referred to as CMS)
and
Leon Medical Centers Health Plans, Inc.
(hereinafter referred to as the M+C Organization)
CMS and the M+C Organization, an entity which has been determined to be an eligible Medicare+Choice Organization by the Administrator of the Centers for Medicare & Medicaid Services under 42 CFR 422.501, agree to the following for the purposes of sections 1851 through 1859 of the Social Security Act (hereinafter referred to as the Act):
(NOTE: Citations indicated in brackets are placed in the text of this contract to note the authority for certain contract provisions in the regulations promulgated pursuant to the Balanced Budget Act of 1997, as amended. All references to part 422 are to 42 CFR part 422.)
Article I

Term of Contract
The term of this contract shall be from May 1,2005 through December 31, 2005, after which the contract may be renewed for successive one-year periods in accordance with 42 CFR 422.504(c).
          [422.504]
This contract governs the respective rights and obligations of the parties as of the effective date set forth above, and supercedes any prior agreements between the M+C Organization and CMS as of such date.
Article II
Coordinated Care Plan
The Medicare+Choice Organization agrees to operate coordinated care plans (as defined in 42 CFR 422.4(a)(1)), as described in its Adjusted Community Rate (ACR) proposal as approved annually by CMS, in compliance with the requirements of this contract and applicable Federal statutes, regulations, and policies. This contract is deemed to incorporate any changes that are required by statute to be implemented during the term of the contract and any regulations or policies implementing or interpreting such statutory provisions. However, CMS agrees that any regulation or policy statement it issues later than 30 days prior to the date by which M+C Organizations are required to submit ACR proposals to CMS, and which creates significant new operational costs of which the M+C Organization did not have reasonable notice prior to such date, shall not take effect in the next calendar year unless implementation during the next calendar year is required by statute or in connection with litigation challenging CMS’ policies. CMS retains the authority to issue, with an effective date during the term of this contract, policies to implement the statutory requirement that M+C Organizations provide their enrollees those items and services for which benefits are available under Medicare Parts A and B. Clarifications or explanations of M+C operational requirements issued prior to 30 days prior to the date by which M+C Organizations are required to submit ACR proposals are not considered to create new operational costs of which the M+C organization did not have notice.
Article III
Functions To Be Performed By Medicare+Choice Organization
A. PROVISION OF BENEFITS
The M+C Organization agrees to provide enrollees in each of its M+C plans the basic benefits as required under §422.101 and, to the extent applicable, supplemental benefits under §422.102 and as established in the M+C Organization’s adjusted community rate (ACR) proposal as approved by CMS. The M+C Organization agrees to provide access to such benefits as required under subpart C in a manner consistent with professionally recognized standards of health care and according to the access standards stated in § 422.112. The M+C Organization agrees to provide post-hospital extended care services, should an M+C enrollee elect such coverage, through a home skilled nursing facility according to the requirements of section 1852(1) of the Act. A home skilled nursing facility is a facility in which an M+C enrollee resided at the time of admission to the hospital, a facility that provides services through a continuing care retirement community, or a facility in which the spouse of the enrollee is residing at the time of the enrollee’s discharge from the hospital. [422.502(a)(3)]
B. ENROLLMENT REQUIREMENTS
1. The M+C Organization agrees to accept new enrollments, make enrollments effective, process voluntary disenrollments, and limit involuntary disenrollments, as provided in subpart B of part 422.
2. The M+C Organization shall comply with the provisions of § 422.110 concerning prohibitions against discrimination in beneficiary enrollment.
           [422.502(a)(2)]
C. BENEFICIARY PROTECTIONS
1. The Medicare+Choice Organization agrees to comply with all requirements in subpart M of part 422 governing coverage determinations, grievances, and appeals. [422.502(a)(7)]
2. The Medicare+Choice Organization agrees to comply with the enrollee notice and appeal procedures for the termination of provider services in § 422.624 and § 422.626.
3. The Medicare+Choice Organization agrees to comply with the confidentiality and enrollee record accuracy requirements in § 422.118.
4. Beneficiary Financial Protection. The M+C Organization agrees to comply with the following requirements:
          (a) Each M+C Organization must adopt and maintain arrangements satisfactory to CMS to protect its enrollees from incurring liability for payment of any fees that are the legal obligation of the M+C Organization. To meet this requirement the M+C Organization must—
          (i) Ensure that all contractual or other written arrangements with providers prohibit the Organization’s providers from holding any beneficiary enrollee liable for payment of any fees that are the legal obligation of the M+C Organization; and
          (ii) Indemnify the beneficiary enrollee for payment of any fees that are the legal obligation of the M+C Organization for services furnished by providers that do not contract, or that have not otherwise entered into an agreement with the M+C Organization, to provide services to the organization’s beneficiary enrollees. [422.502(g)(1)]
          (b) The M+C Organization must provide for continuation of enrollee health care benefits-
          (i) For all enrollees, for the duration of the contract period for which CMS payments have been made; and
          (ii) For enrollees who are hospitalized on the date its contract with CMS terminates, or, in the event of an insolvency, through the date of discharge. [422.502(g)(2)]
          (c) In meeting the requirements of this section (C), other than the provider contract requirements specified in paragraph (C)(3)(a) of this Article, the M+C Organization may use —
          (i) Contractual arrangements;
          (ii) Insurance acceptable to CMS;
          (iii) Financial reserves acceptable to CMS; or
          (iv) Any other arrangement acceptable to CMS. [422.502(g)(3)]

D. PROVIDER PROTECTIONS
1. The M+C Organization agrees to comply with all applicable provider requirements in subpart E of part 422, including provider certification requirements, anti-discrimination requirements, provider participation and consultation requirements, the prohibition on interference with provider advice, limits on provider indemnification, rules governing payments to providers, and limits on physician incentive plans. [422.502(a)(6)]
2. Prompt Payment.
          (a) The M+C Organization must pay 95 percent of the “clean claims” within 30 days of receipt if they are claims for covered services that are not furnished under a written agreement between the organization and the provider.
          (i) The M+C Organization must pay interest on clean claims that are not paid within 30 days in accordance with sections 1816(c)(2)(B) and 1842(c)(2)(B) of the Act.
          (ii) All other claims must be paid or denied within 60 calendar days from the date of the request. [422.520(a)]
          (b) Contracts or other written agreements between the M+C Organization and its providers must contain a prompt payment provision, the terms of which are developed and agreed to by both the M+C Organization and the relevant provider. [422.520(b)]
          (c) If CMS determines, after giving notice and opportunity for hearing, that the M+C Organization has failed to make payments in accordance with paragraph (2)(a) of this section, CMS may provide—
          (i) For direct payment of the sums owed to providers; and
          (ii) For appropriate reduction in the amounts that would otherwise be paid to the M+C Organization, to reflect the amounts of the direct payments and the cost of making those payments. [422.520(c)]
E. QUALITY ASSESSMENT AND PERFORMANCE IMPROVEMENT PROGRAM
1. The M+C Organization agrees to operate an ongoing quality assessment and performance improvement program (as stated in 422.152 of subpart D).
2. Quality Assessment and Performance Improvement Projects: The M+C Organization agrees to:
          (a) conduct quality assessment and performance improvement (QAPI) projects as directed annually by CMS. These projects must be outcomes-oriented and targeted at achieving demonstrable, sustained improvement in significant aspects of specified clinical and non-clinical areas which can be expected to have a favorable effect on enrollees’ health outcomes and satisfaction. CMS shall establish the obligations of the M+C Organization for the number and distribution of projects among the required clinical and non-clinical areas.
          (b) In those years when CMS establishes a national improvement project for the Medicare+Choice program, the M+C Organization shall participate in the CMS-sponsored national QAPI initiative, unless the M+C Organization meets the requirements for an exemption from the initiative.
3. Performance Measurement and Reporting: The M+C Organization shall measure performance under its M+C plans using standard measures required by CMS, and report (at the organization level) its performance to CMS. The standard measures required by CMS during the term of this contract will be uniform data collection and reporting instruments, to include the Health Plan and Employer Data Information Set (HEDIS), Consumer Assessment of Health Plan

Satisfaction (CAHPS) survey, and Health Outcomes Survey (HOS). These measures will address clinical areas, including effectiveness of care, enrollee perception of care and use of services; and non-clinical areas including access to and availability of services, appeals and grievances, and organizational characteristics. [422.152(c) (1)&(2)].
4. Utilization Review: If the M+C Organization uses written protocols for utilization review, those policies and procedures must reflect current standards of medical practice in processing requests for initial or continued authorization of services. [422.152(b)(3)]. The M+C Organization must also have in effect mechanisms to detect both underutilization and overutilization of services. [422.152(b)(4)].
5. Information Systems:
          (a) The M+C Organization must make available to CMS information on quality and outcomes measures that will enable beneficiaries to compare health coverage options and select among them, as provided in § 422.64(c)(10). [422.152(b)(5)].
          (b) The M+C Organization must maintain a health information system that:
          (i) collects, analyzes and integrates the data necessary to implement its quality assessment and performance improvement program, and
          (ii) assures that the information entered into the system (particularly that received from providers) is reliable and complete.
          (c) The M+C Organization must make all collected data, including information on quality and outcome measures, available to CMS to enable beneficiaries to compare health coverage options and select among them, as provided in § 422.64(c)(10). [422.152(b)(5)]
6. External Review: The M+C Organization will have an agreement with an independent quality review and improvement organization (review organization) approved by CMS. [422.154(a)]
          (a) The agreement will be consistent with CMS guidelines and will:
          (i) Require that the M+C Organization allocate adequate space for use of the review organization whenever it is conducting review activities and provide all pertinent data, including patient care data, at the time the review organization needs the data to carry out the reviews and make its determinations, and
          (ii) Except in the case of complaints about quality, exclude review activities that CMS determines would duplicate review activities conducted as part of an accreditation process or as part of CMS monitoring. [422.154(b)]
F. COMPLIANCE PLAN
The M+C Organization agrees to implement a compliance plan in accordance with the requirements of § 422.501(b)(3)(vi).
          [422.501(b)(3)(vi)]
G. COMPLIANCE DEEMED ON THE BASIS OF ACCREDITATION: CMS may deem the M+C Organization to have met the quality assessment and performance improvement requirements of § 422.152, the confidentiality and accuracy of enrollee records requirements of § 422.118, the anti-discrimination requirements of § 1852(b) of the Act, the access to services requirements of § 1852(d) of the Act, the advance directives requirements of § 422.128, and/or the provider participation requirements of § 1852(j) of the Act if the M+C Organization is fully accredited (and periodically reaccredited) by a private, national accreditation organization approved by CMS and the accreditation organization used the standards approved by CMS for the purposes of assessing the M+C Organization’s compliance with Medicare requirements. The provisions of § 422.156 shall govern the M+C Organization’s use of deemed status to meet M+C program requirements.
Article IV
CMS Payment to M+C Organization
A. The M+C Organization agrees to develop its annual adjusted community rate (ACR) proposal and submit to CMS all required information on premiums, benefits, and cost sharing, as required under 42 CFR 422, subpart G. [422.502(a)(10)]
B. Methodology. CMS agrees to pay the M+C Organization under this contract in accordance with the provisions of section 1853 of the Act and subpart F of part 422. [422.502(a)(9)]
C. Attestation of payment data (Attachments A, B, and C).
1. As a condition for receiving a monthly payment under paragraph B of this article, subpart F of part 422, the M+C Organization agrees that its chief executive officer (CEO), chief financial officer (CFO), or an individual delegated with the authority to sign on behalf of one of these officers, and who reports directly to such officer, must request payment under the contract on the forms attached as Attachment A (enrollment attestation), Attachment B (risk adjustment data), and Attachment C (adjusted community rate (ACR) proposal information attestation), hereto which attest to (based on best knowledge, information and belief, as of the date specified on the attestation form) the accuracy, completeness, and truthfulness of the data identified on these attachments. Attachment A requires attestation based on best knowledge, information, and belief, that each enrollee for whom the M+C Organization is requesting payment is validly enrolled, or was validly enrolled during the period for which payment is requested, in an M+C plan offered by the M+C Organization. The M+C Organization shall submit completed enrollment attestation forms to CMS, or its contractor, on a monthly basis. (NOTE: The forms included as attachments to this contract are for reference only. CMS will provide instructions for the completion and submission of the forms in separate documents. M+C Organizations should not take any action on the forms until appropriate CMS instructions become available.)
2. Attachment B requires that the CEO, CFO, or an individual delegated with the authority to sign on behalf of one of these officers, and who reports directly to such officer, must attest to (based on best knowledge, information and belief, as of the date specified on the attestation form) that the risk adjustment data it submits to CMS under § 422.257 are accurate, complete, and truthful. The M+C Organization shall make annual attestations of risk adjustment data on Attachment B and according to a schedule to be published by CMS. If such risk adjustment data are generated by a related entity, contractor, or subcontractor of an M+CO, such entity, contractor, or subcontractor must similarly attest to (based on best knowledge, information, and belief, as of the date specified on the attestation form) the accuracy, completeness, and truthfulness of the data. [422.502(1)]

3. The CEO, CFO, or an individual delegated with the authority to sign on behalf of one of these officers, and who reports directly to such officer, must attest (based on best knowledge, information and belief, as of the date specified on the attestation form) that the information and documentation comprising the ACR proposal is accurate, complete, and truthful and fully conforms to the ACRP requirements; and that the benefits described in the CMS-approved ACR proposal agree with the benefit package the M+C Organization will offer during the period covered by the ACR proposal. [422.502(1)]
Article V
     M+C Organization Relationship with Related Entities, Contractors, and Subcontractors
A. Notwithstanding any relationship(s) that the M+C Organization may have with related entities, contractors, or subcontractors, the M+C Organization maintains full responsibility for adhering to and otherwise fully complying with all terms and conditions of its contract with CMS. [422.502(i)(1)]
B. The M+C Organization agrees to require all related entities, contractors, or subcontractors to agree that—
     (1) HHS, the Comptroller General, or their designees have the right to inspect, evaluate, and audit any pertinent contracts, books, documents, papers, and records of the related entity(s), contractor(s), or subcontractor(s) involving transactions related to the contract; and
     (2) HHS’s, the Comptroller General’s, or their designee’s right to inspect, evaluate, and audit any pertinent information for any particular contract period will exist through 6 years from the final date of the contract period or from the date of completion of any audit, whichever is later. [422.502(i)(2)]
C. The M+C Organization agrees that all contracts or written arrangements into which the M+C Organization enters with providers, related entities, contractors, or subcontractors shall contain the following elements:
     (1) Enrollee protection provisions that provide—
     (a) Consistent with Article III(C), arrangements that prohibit providers from holding an enrollee liable for payment of any fees that are the legal obligation of the M+C Organization; and
     (b) Consistent with Article III(C), provision for the continuation of benefits.
     (2) Accountability provisions that indicate that—
     (a) The M+C Organization oversees and is accountable to CMS for any functions or responsibilities that are described in these standards; and
     (b) The M+C Organization may only delegate activities or functions to a provider, related entity, contractor, or subcontractor in a manner consistent with requirements set forth at paragraph D of this article.
     (3) A provision requiring that any services or other activity performed by a related entity, contractor or subcontractor in accordance with a contract or written agreement between the related entity, contractor, or subcontractor and the M+C Organization will be consistent and comply with the M+C Organization’s contractual obligations to CMS. [422.502(i)(3)]
D. If any of the M+C Organization’s activities or responsibilities under this contract with CMS are delegated to other parties, the following requirements apply to any related entity, contractor, subcontractor, or provider:
     (1) Written arrangements must specify delegated activities and reporting responsibilities.
     (2) Written arrangements must either provide for revocation of the delegation activities and reporting requirements or specify other remedies in instances where CMS or the M+C Organization determine that such parties have not performed satisfactorily.
     (3) Written arrangements must specify that the performance of the parties is monitored by the M+C Organization on an ongoing basis.
     (4) Written arrangements must specify that either—
     (a) The credentials of medical professionals affiliated with the party or parties will be either reviewed by the M+C Organization; or
     (b) The credentialing process will be reviewed and approved by the M+C Organization and the M+C Organization must audit the credentialing process on an ongoing basis.
      (5) All contracts or written arrangements must specify that the related entity, contractor, or subcontractor must comply with all applicable Medicare laws, regulations, and CMS instructions. [422.502(i)(4)]
E. If the M+C Organization delegates selection of the providers, contractors, or subcontractors to another organization, the M+C Organization’s written arrangements with that organization must state that the M+C Organization retains the right to approve, suspend, or terminate any such arrangement. [422.502(i)(5)]
Article VI
Records Requirements
A. MAINTENANCE OF RECORDS
1. The M+C Organization agrees to maintain for 6 years books, records, documents, and other evidence of accounting procedures and practices that—
     (a) Are sufficient to do the following:
     (i) Accommodate periodic auditing of the financial records (including data related to Medicare utilization, costs, and computation of the ACR) of the M+C Organization.
     (ii) Enable CMS to inspect or otherwise evaluate the quality, appropriateness and timeliness of services performed under the contract, and the facilities of the M+C Organization.
     (iii) Enable CMS to audit and inspect any books and records of the M+C Organization that pertain to the ability of the organization to bear the risk of potential financial losses, or to services performed or determinations of amounts payable under the contract.
     (iv) Properly reflect all direct and indirect costs claimed to have been incurred and used in the preparation of the ACR proposal.

     (v) Establish component rates of the ACR for determining additional and supplementary benefits.
     (vi) Determine the rates utilized in setting premiums for State insurance agency purposes and for other government and private purchasers; and
     (b) Include at least records of the following:
     (i) Ownership and operation of the M+C Organization’s financial, medical, and other record keeping systems.
     (ii) Financial statements for the current contract period and six prior periods.
     (iii) Federal income tax or informational returns for the current contract period and six prior periods.
     (iv) Asset acquisition, lease, sale, or other action.
     (v) Agreements, contracts, and subcontracts.
     (vi) Franchise, marketing, and management agreements.
     (vii) Schedules of charges for the M+C Organization’s fee-for-service patients.
     (viii) Matters pertaining to costs of operations.
     (ix) Amounts of income received, by source and payment.
     (x) Cash flow statements.
     (xi) Any financial reports filed with other Federal programs or State authorities. [422.502(d)]
2. Access to facilities and records. The M+C Organization agrees to the following:
      (a) The Department of Health and Human Services (HHS), the Comptroller General, or their designee may evaluate, through inspection or other means—
     (i) The quality, appropriateness, and timeliness of services furnished to Medicare enrollees under the contract;
     (ii) The facilities of the M+C Organization; and
     (iii) The enrollment and disenrollment records for the current contract period and six prior periods.
     (b) HHS, the Comptroller General, or their designees may audit, evaluate, or inspect any books, contracts, medical records, documents, papers, patient care documentation, and other records of the M+C Organization, related entity, contractor, subcontractor, or its transferee that pertain to any aspect of services performed, reconciliation of benefit liabilities, and determination of amounts payable under the contract, or as the Secretary may deem necessary to enforce the contract.
     (c) The M+C Organization agrees to make available, for the purposes specified in section (A) of this article, its premises, physical facilities and equipment, records relating to its Medicare enrollees, and any additional relevant information that CMS may require, in a manner that meets CMS record maintenance requirements.
     (d) HHS, the Comptroller General, or their designee’s right to inspect, evaluate, and audit extends through 6 years from the final date of the contract period or completion of audit, whichever is later unless-
     (i) CMS determines there is a special need to retain a particular record or group of records for a longer period and notifies the M+C Organization at least 30 days before the normal disposition date;

     (ii) There has been a termination, dispute, or fraud or similar fault by the M+C Organization, in which case the retention may be extended to 6 years from the date of any resulting final resolution of the termination, dispute, or fraud or similar fault; or
     (iii) HHS, the Comptroller General, or their designee determine that there is a reasonable possibility of fraud, in which case they may inspect, evaluate, and audit the M+C Organization at any time. [422.502(e)]
B. REPORTING REQUIREMENTS
1. The M+C Organization shall have an effective procedure to develop, compile, evaluate, and report to CMS, to its enrollees, and to the general public, at the times and in the manner that CMS requires, and while safeguarding the confidentiality of the doctor-patient relationship, statistics and other information as described in the remainder of this section (B). [422.516(a)]
2. The M+C Organization agrees to submit to CMS certified financial information that must include the following:
     (a) Such information as CMS may require demonstrating that the organization has a fiscally sound operation, including:
     (i) The cost of its operations;
     (ii) A description, submitted to CMS annually and within 120 days of the end of the fiscal year, of significant business transactions (as defined in § 422.500) between the M+C Organization and a party in interest showing that the costs of the transactions listed in paragraph (2)(a)(v) of this section do not exceed the costs that would be incurred if these transactions were with someone who is not a party in interest; or
     (iii) If they do exceed, a justification that the higher costs are consistent with prudent management and fiscal soundness requirements.
     (iv) A combined financial statement for the M+C Organization and a party in interest if either of the following conditions is met:
     (aa) Thirty-five percent or more of the costs of operation of the M+C Organization go to a party in interest.
     (bb) Thirty-five percent or more of the revenue of a party in interest is from the M+C Organization. [422.516(b)]
     (v) Requirements for combined financial statements.
     (aa) The combined financial statements required by paragraph (2)(a)(iv) must display in separate columns the financial information for the M+C Organization and each of the parties in interest.
     (bb) Inter-entity transactions must be eliminated in the consolidated column.
     (cc) The statements must have been examined by an independent auditor in accordance with generally accepted accounting principles and must include appropriate opinions and notes.
     (dd) Upon written request from the M+C Organization showing good cause, CMS may waive the requirement that the organization’s combined financial statement include the financial information required in paragraph (2)(a)(v) with respect to a particular entity. [422.516(c)]
     (vi) A description of any loans or other special financial arrangements the M+C Organization makes with contractors, subcontractors, and related entities.
     (b) Such information as CMS may require pertaining to the disclosure of ownership and control of the M+C Organization. [422.502 (f)(1)(ii)]
     (c) Patterns of utilization of the M+C Organization’s services.

3. The M+C Organization agrees to participate in surveys required by CMS and to submit to CMS all information that is necessary for CMS to administer and evaluate the program and to simultaneously establish and facilitate a process for current and prospective beneficiaries to exercise choice in obtaining Medicare services. This information includes, but is not limited to:
     (a) The benefits covered under the M+C plan;
     (b) The M+C monthly basic beneficiary premium and M+C monthly supplemental beneficiary premium, if any, for the plan.
     (c) The service area and continuation area, if any, of each plan and the enrollment capacity of each plan;
     (d) Plan quality and performance indicators for the benefits under the plan including —
     (i) Disenrollment rates for Medicare enrollees electing to receive benefits through the plan for the previous 2 years;
     (ii) Information on Medicare enrollee satisfaction;
     (iii) The patterns of utilization of plan services;
     (iv) The availability, accessibility, and acceptability of the plan’s services;
     (v) Information on health outcomes and other performance measures required by CMS;
     (vi) The recent record regarding compliance of the plan with requirements of this part, as determined by CMS; and
     (vii) Other information determined by CMS to be necessary to assist beneficiaries in making an informed choice among M+C plans and traditional Medicare;
     (e) Information about beneficiary appeals and their disposition;
     (f) Information regarding all formal actions, reviews, findings, or other similar actions by States, other regulatory bodies, or any other certifying or accrediting organization;
     (g) Any other information deemed necessary by CMS for the administration or evaluation of the Medicare program. [422.502(f)(2)]
4. The M+C Organization agrees to provide to its enrollees and upon request, to any individual eligible to elect an M+C plan, all informational requirements under § 422.64 and, upon an enrollee’s, request, the financial disclosure information required under § 422.516. [422.502(f)(3)]
5. Reporting and disclosure under ERISA.
     (a) For any employees’ health benefits plan that includes an M+C Organization in its offerings, the M+C Organization must furnish, upon request, the information the plan needs to fulfill its reporting and disclosure obligations (with respect to the M+C Organization) under the Employee Retirement Income Security Act of 1974 (ERISA).
     (b) The M+C Organization must furnish the information to the employer or the employer’s designee, or to the plan administrator, as the term “administrator” is defined in ERISA. [422.516(d)]
6. Electronic communication. The M+C Organization must have the capacity to communicate with CMS electronically. [422.502(b)]
7. Risk Adjustment data. The M+C Organization agrees to comply with the requirements in § 422.257 for submitting risk adjustment data to CMS. [422.502(a)(8)]

Article VII
Renewal of the M+C Contract
A. Renewal of contract: In accordance with § 422.506, the contract is renewable annually only if-
     (1) CMS informs the M+C Organization that it authorizes a renewal; and
     (2) The M+C Organization has not provided CMS with a notice of intention not to renew. [422.504(c)]
B. Nonrenewal of contract:
     (1) Nonrenewal by the Organization.
     (a) In accordance with § 422.506, the M+C Organization may elect not to renew its contract with CMS as of the end of the term of the contract for any reason, provided it meets the time frames for doing so set forth in paragraphs (b) and (c) of this paragraph.
     (b) If the M+C Organization does not intend to renew its contract, it must notify —
     (i) CMS in writing, by the date established pursuant to § 422.506 or by the date established through statute.
     (ii) Each Medicare enrollee, at least 90 days before the date on which the nonrenewal is effective. This notice must include a written description of all alternatives available for obtaining Medicare services within the service area of the M+C plans that the M+C Organization offers, including alternative M+C plans, original Medicare, and Medigap options and must receive CMS approval.
     (iii) The general public, at least 90 days before the end of the current calendar year, by publishing a CMS-approved notice in one or more newspapers of general circulation in each community located in the M+C Organization’s service area.
     (c) CMS may accept a non-renewal notice submitted after the applicable annual nonrenewal notice deadline if —
     (i) The M+C Organization notifies its Medicare enrollees and the public in accordance with paragraph (l)(b)(ii) and (l)(b)(iii) of this section; and
     (ii) Acceptance is not inconsistent with the effective and efficient administration of the Medicare program.
     (d) If the M+C Organization does not renew a contract under this paragraph (1), CMS will not enter into a contract with the Organization for 2 years from the date of contract separation unless there are special circumstances that warrant special consideration, as determined by CMS. This provision shall not apply when statutory or regulatory changes are made to the M+C program within six (6) months of the M+C Organization’s notice of withdrawal that would increase payments for the service area from which the M+C Organization had withdrawn. [422.506(a)]
     (2) CMS decision not to renew.
     (a) CMS may elect not to authorize renewal of a contract for any of the following reasons:
     (i) The M+C Organization has not fully implemented or shown discernable progress in implementing quality assessment and performance improvement projects as defined in Article III, section (E)(2) of this contract.

     (ii) For any of the reasons listed in § 422.510(a) [Article VIII, section (B)(1)(a) of this contract], which would also permit CMS to terminate the contract.
     (iii) The M+C Organization has committed any of the acts in § 422.752(a) that would support the imposition of intermediate sanctions or civil money penalties under subpart O of part 422.
     (b) Notice, CMS shall provide notice of its decision whether to authorize renewal of the contract as follows:
     (i) To the M+C Organization by May 1 of the contract year.
     (ii) To the M+C Organization’s Medicare enrollees by mail at least 90 days before the end of the current calendar year.
     (iii) To the general public at least 90 days before the end of the current calendar year, by publishing a notice in one or more newspapers of general circulation in each community or county located in the M+C Organization’s service area.
     (c) Notice of appeal rights. CMS shall give the M+C Organization written notice of its right to reconsideration of the decision not to renew in accordance with § 422.644.
     [422.506(b)]
Article VIII
Modification or Termination of the Contract
A. Modification or Termination of Contract by Mutual Consent
1. This contract may be modified or terminated at any time by written mutual consent.
     (a) If the contract is terminated by mutual consent, except as provided in section (B)(1)(c) of this article, the M+C Organization must provide notice to its Medicare enrollees and the general public as provided in § 422.512(b)(2) and (b)(3) [Article VIII, section B(2)(b) of this contract].
     (b) If the contract is modified by mutual consent, the M+C Organization must notify its Medicare enrollees of any changes that CMS determines are appropriate for notification within time frames specified by CMS.
2. If this contract is terminated by mutual consent and replaced the day following such termination by a new M+C contract, the M+C Organization is not required to provide the notice specified in section B of this article.
     [422.508]
B. Termination of the Contract by CMS or the M+C Organization
1. Termination by CMS.
     (a) CMS may terminate a contract for any of the following reasons:
     (i) The M+C Organization has failed substantially to carry out the terms of its contract with CMS.
     (ii) The M+C Organization is carrying out its contract with CMS in a manner that is inconsistent with the effective and efficient implementation of 42 CFR part 422.
     (iii) CMS determines that the M+C Organization no longer meets the requirements of this part for being a contracting organization.

     (iv) The M+C Organization commits or participates in fraudulent or abusive activities affecting the Medicare program, including submission of fraudulent data.
     (v) The M+C Organization experiences financial difficulties so severe that its ability to make necessary health services available is impaired to the point of posing an imminent and serious risk to the health of its enrollees, or otherwise fails to make services available to the extent that such a risk to health exists.
     (vi) The M+C Organization substantially fails to comply with the requirements in subpart M of this part relating to grievances and appeals.
     (vii) The M+C Organization fails to provide CMS with valid risk adjustment data as required under § 422.257.
     (viii) The M+C Organization fails to implement an acceptable quality assessment and performance improvement program as required under subpart D of part 422.
     (ix) The M+C Organization substantially fails to comply with the prompt payment requirements in § 422.520.
     (x) The M+C Organization substantially fails to comply with the service access requirements in § 422.112 or § 422.114.
     (xi) The M+C Organization fails to comply with the requirements of § 422.208 regarding physician incentive plans.
     (xii) The M+CO substantially fails to comply with the marketing requirements in 422.80.
     (b) Notice. If CMS decides to terminate a contract for reasons other than the grounds specified in section (B)(1)(a) above, it will give notice of the termination as follows:
     (i) CMS will notify the M+C Organization in writing 90 days before the intended date of the termination.
     (ii) The M+C Organization will notify its Medicare enrollees of the termination by mail at least 30 days before the effective date of the termination.
     (iii) The M+C Organization will notify the general public of the termination at least 30 days before the effective date of the termination by publishing a notice in one or more newspapers of general circulation in each community or county located in the M+C Organization’s service area.
     (c) Immediate termination of contract by CMS.
     (i) For terminations based on violations prescribed in paragraph (B)(l)(a)(v) of this article, CMS will notify the M+C Organization in writing that its contract has been terminated effective the date of notice of the termination decision by CMS. If termination is effective in the middle of a month, CMS has the right to recover the prorated share of the capitation payments made to the M+C Organization covering the period of the month following the contract termination.
     (ii) CMS will notify the M+C Organization’s Medicare enrollees in writing of CMS’ decision to terminate the M+C Organization’s contract. This notice will occur no later than 30 days after CMS notifies the plan of its decision to terminate this contract. CMS will simultaneously inform the Medicare enrollees of alternative options for obtaining Medicare services, including alternative M+C Organizations in a similar geographic area and original Medicare.
     (iii) CMS will notify the general public of the termination no later than 30 days after notifying the M+C Organization of CMS’ decision to terminate this contract. This notice will be published in one or more newspapers of general circulation in each community or county located in the M+C Organization’s service area.
     (d) Corrective action plan
     (i) General. Before terminating a contract for reasons other than the grounds specified in section (B)(l)(a)(v) of this article, CMS will provide the M+C Organization with reasonable opportunity, not to exceed time frames specified at subpart N of part 422, to develop and receive CMS approval of a corrective action plan to correct the deficiencies that are the basis of the proposed termination.
     (ii) Exception. If a contract is terminated under section (B)(l)(a)(v) of this article, the M+C Organization will not have the opportunity to submit a corrective action plan.
     (e) Appeal rights. If CMS decides to terminate this contract, it will send written notice to the M+C Organization informing it of its termination appeal rights in accordance with subpart N of part 422.
     [422.510]
2. Termination by the M+C Organization
     (a) Cause for termination. The M+C Organization may terminate this contract if CMS fails to substantially carry out the terms of the contract.
     (b) Notice. The M+C Organization must give advance notice as follows:
     (i) To CMS, at least 90 days before the intended date of termination. This notice must specify the reasons why the M+C Organization is requesting contract termination.
     (ii) To its Medicare enrollees, at least 60 days before the termination effective date. This notice must include a written description of alternatives available for obtaining Medicare services within the service area, including alternative M+C plans, Medigap options, and original Medicare and must receive CMS approval.
     (iii) To the general public at least 60 days before the termination effective date by publishing a CMS-approved notice in one or more newspapers of general circulation in each community or county located in the M+C Organization’s geographic area.
     (c) Effective date of termination. The effective date of the termination will be determined by CMS and will be at least 90 days after the date CMS receives the M+C Organization’s notice of intent to terminate.
     (d) CMS’ liability. CMS’ liability for payment to the M+C Organization ends as of the first day of the month after the last month for which the contract is in effect, but CMS shall make payments for amounts owed prior to termination but not yet paid.
     (e) Effect of termination by the organization. CMS will not enter into an agreement with the M+C Organization for a period of two years from the date the Organization has terminated this contract, unless there are circumstances that warrant special consideration, as determined by CMS. [422.512]
Article IX
Requirements of Other Laws and Regulations
A. The M+C Organization agrees to comply with—

     (1) Title VI of the Civil Rights Act of 1964 as implemented by regulations at 45 CFR part 84;
     (2) The Age Discrimination Act of 1975 as implemented by regulations at 45 CFR part 91;
     (3) The Americans With Disabilities Act;
     (4) The Rehabilitation Act of 1973 ;
     (5) The Health Insurance Portability and Accountability Act;
     (6) Other laws applicable to recipients of Federal funds; and
     (7) All other applicable laws, regulations, and rules.
     [422.502(h)(1)]
B. The M+C Organization is receiving Federal payments under this contract, and related entities, contractors, and subcontractors paid by the M+C Organization to fulfill its obligations under this contract are subject to certain laws that are applicable to individuals and entities receiving Federal funds. The M+C Organization agrees to inform all related entities, contractors and subcontractors that payments that they receive are, in whole or in part, from Federal funds.
     [422.502(h)(2)]
C. In the event that any provision of this contract conflicts with the provisions of any statute or regulation applicable to an M+C Organization, the provisions of the statute or regulation shall have full force and effect.
Article X
Severability
The M+C Organization agrees that, upon CMS’ request, this contract will be amended to exclude any M+C plan or State-licensed entity specified by CMS, and a separate contract for any such excluded plan or entity will be deemed to be in place when such a request is made.
     [422.502(k)]

In witness whereof, the parties hereby execute this contract.

FOR THE MA ORGANIZATION

Benjamin Leon, Jr.	President & CEO
Printed Name	Title

/s/ Benjamin Leon, Jr.	3/08/05
Signature	Date

Leon Medical Centers Health Plans, Inc.	101 SW 27 Avenue
Organization	Miami, Florida 33135
Address
FOR THE CENTERS FOR MEDICARE & MEDICAID SERVICES

/s/ Patricia P. Smith	3.31.05
Patricia P. Smith	Date
Director
Medicare Advantage Group Center for Beneficiary Choices